Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Transcept Pharmaceuticals, Inc. for the registration of its common stock, preferred stock, depository shares, warrants, and debt securities and to the incorporation by reference therein of our report dated March 30, 2010, with respect to the consolidated financial statements of Transcept Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

June 17, 2010